Exhibit 1.4

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Promotes Kim Liou to General Counsel

Liou To Direct Worldwide Legal Team As Company Positions for Rapid Growth, Continued
Acquisitions and Potential Carve-Out of Business Units

BEIJING, ATLANTA, December 27, 2006 — CDC Corporation (NASDAQ: CHINA), focused on enterprise software, mobile applications and online games, today announced the promotion of Kim Liou to general counsel.

As general counsel of CDC Corporation, Liou’s responsibilities include overseeing a worldwide legal team, company-wide legal policies, corporate governance, securities and Sarbanes-Oxley compliance, mergers and acquisitions, intellectual property, litigation, and legal support for CDC’s business units. Liou will report directly to Peter Yip, CEO of CDC Corporation.

Since 2003, Liou has served as senior legal counsel where he helped transform CDC Corporation from an Internet portal company with less than $50 million of revenues to an enterprise software, online games, mobile value-added services and Internet portal company with revenues of more than $300 million forecast for 2006. He has been the lead attorney in the company’s mergers and acquisitions, including Ross Systems, Industri-Matematik, Pivotal Corporation and several smaller acquisitions during 2006. Liou also was lead attorney in the recent $168 million offering of convertible exchangeable notes to private equity investors in anticipation of potential carve-outs of the company’s CDC Games and CDC Software business units. Additionally, Liou has been responsible for managing corporate policies and procedures, including compliance with certain requirements of Sarbanes-Oxley through formulation of the corporation’s disclosure controls and procedures and documenting internal policies and procedures.

Prior to joining CDC, Liou worked as an attorney in the investments group of insurance giant, MetLife, Inc. in New Jersey. He also served as an attorney for Davis Polk & Wardwell, a global law firm, in their New York, Hong Kong and California offices.

Liou holds bachelor’s degrees in mathematical and computational science and Asian languages from Stanford University and a J.D. degree from Cornell University, specializing in Business Law and Regulation and International Legal Affairs. Liou has been admitted to the Bar in both California and New York.

“I am very pleased to promote Kim who has provided valuable strategic advice in all our legal matters and has been a key to our successful acquisitions, corporate transactions and rapid growth,” said Yip. “Kim has proven his leadership abilities and in his expanded role, Kim will serve as our compliance officer for CDC Corporation, with significant responsibilities in our Sarbanes-Oxley compliance initiatives and ensure that we maintain a high standard of corporate governance. Kim will also manage our world-class legal team as we continue to pursue additional acquisitions and work toward carving out two of our business units to further unlock shareholder value.”

“It is a great honor to receive this promotion,” said Liou. “I am looking forward to taking on the new challenges and opportunities to help us achieve our growth objectives while working closely with the audit committee and board of directors to ensure that we maintain a very high standard of corporate governance.”

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About China.com Inc.

China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Games

CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a business unit of CDC Corporation. CDC Games is one of the market leaders of online and mobile games in China with over 37 million registered users.

About CDC Mobile

CDC Mobile is focused on providing MVAS products to subscribers in China and is a business unit of CDC Corporation.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the potential carve-outs of CDC business units, continued acquisitions and future growth of the company and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise software and online games industries; the continued ability of the company’s enterprise software unit to provide products which address industry-specific requirements; the success of future online games; demand for and market acceptance of new and existing enterprise software and online games; and developmental delays for enterprise software products and online games. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.